Exhibit (a)(1)



                           DECORATOR INDUSTRIES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HAVING AN EXERCISE PRICE OF $7.00
       OR MORE FOR NEW OPTIONS UNDER THE 1995 INCENTIVE STOCK OPTION PLAN

    This offer and the right to withdraw from this offer expire at 9:00 p.m., Eastern Standard Time, on March 22, 2002 unless this offer is extended

                                February 22,2002


                          As Amended on March 13, 2002

                           DECORATOR INDUSTRIES, INC.

                                February 22, 2002


                          As Amended on March 13, 2002


         Offer to Exchange Certain Outstanding Options for New Options
                            (the "Offer toExchange")

    This offer and the right to withdraw from this offer expire at 9:00 p.m., Eastern Standard Time, on March 22, 2002 unless this offer is extended.

     Decorator Industries, Inc. ("Decorator") is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of Decorator common stock with an exercise price greater than or equal to $7.00 per share for new options which we will grant under the Decorator Industries, Inc. 1995 Incentive Stock Option Plan, as such plan may be amended from time to time (the "1995 Plan"). We are making the offer upon the terms and conditions described in (1) this Offer to Exchange (the "Offer to Exchange"); (2) the related letter from William A. Bassett dated February 22, 2002 (the "Bassett letter"); (3) the Election Form; and (4) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer" or "program").

     Each eligible employee who accepts the offer will receive new options in replacement of existing options to purchase shares of Decorator Common Stock. The actual number of shares for which each new option will be exercisable have been determined with respect to each employee individually. Subject to the terms and conditions of this offer, we will grant the new options no earlier than the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Assuming we do not extend the Expiration Date (as defined below) or the date of grant of the new options, we presently expect to grant the new options no earlier than September 24, 2002 and no later than December 31, 2002. You may only tender options for all or none of the outstanding, unexercised shares subject to option grant with an exercise price greater than or equal to $7.00 per share. All tendered options accepted by Decorator through the offer will be cancelled as promptly as practicable after 9:00 p.m. Eastern Standard Time on the date the offer ends. The offer is presently scheduled to expire on March 22, 2002 (the "Expiration Date") and we expect to cancel options on March 23, 2002, or as soon as possible thereafter (the "Cancellation Date").

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     You may participate in the offer if you are an otherwise eligible employee of Decorator as of the date the offer commences and through the Cancellation Date.

     The members of our Board of Directors and our executive officers are listed on Schedule A to this Offer to Exchange. Other than William A. Bassett, who is also an executive officer, members of our Board of Directors are not eligible to participate. In order to receive a new option pursuant to this offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

     If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1995 Plan, which will be subject to the terms and conditions of the 1995 Plan.

     For eligible employees, the exercise price per share of the new options will be 100% of the fair market value of Decorator common stock, as determined by the closing price reported on the American Stock Exchange ("AMEX") on the date of grant of the new options.

        Each new option granted will vest as follows:

          o sixty percent (60%) will be fully vested on the date of grant of the new options;

          o an additional twenty percent (20%) will be fully vested on the first anniversary of the date of grant of the new options; and

          o the remaining twenty percent (20%) will be fully vested on the second anniversary of the date of grant of the new options.


     Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     Shares of Decorator common stock are traded on the AMEX under the symbol "DII." On February 20, 2002, the closing price of our common stock reported on the AMEX was $5.00 per share.

     This Offer to Exchange has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any State Securities Commission nor has the SEC or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

     You should direct questions about the offer or requests for assistance or for additional copies of (1) this Offer to Exchange; (2) the Bassett letter; (3) the Election Form; and (4) the Notice to Withdraw from the Offer to Michael K. Solomon, Vice President and Treasurer at Decorator Industries, Inc., 10011 Pines Blvd., Pembroke Pines, Florida 33024 (telephone: (954) 436-8909).

                                    IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax, courier, express mail or hand deliver it and any other required schedules to Michael K. Solomon, Vice President and Treasurer at fax number (954) 436-1778, at Decorator Industries, Inc., 10011 Pines Blvd., Pembroke Pines, Florida 33024, on or before 9:00 p.m. Eastern Standard Time on March 22, 2002.

     We are not making the offer to, and we will not accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to optionholders in any of these jurisdictions.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and in the related letter from William A. Bassett dated February 22, 2002, the Election Form and the Notice to Withdraw from the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Decorator.


                                               TABLE OF CONTENTS
                                                                                                       Page
                                                                                                       ----
SUMMARY TERM SHEET                                                                                        1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER                                                               8

ECONOMIC RISKS                                                                                            8

TAX-RELATED RISKS                                                                                         9

BUSINESS-RELATED RISKS                                                                                    9

INTRODUCTION                                                                                              10

THE OFFER                                                                                                 11

1.       Eligibility                                                                                      11

2.       Number of options; expiration date                                                               11

3.       Purpose of the offer                                                                             12

4.       Procedures for tendering options                                                                 13

5.       Withdrawal Rights                                                                                14

6.       Acceptance of options for exchange and issuance of new options                                   15

7.       Conditions to the offer                                                                          16

8.       Price range of shares underlying the options                                                     17

9.       Source and amount of consideration; terms of new options                                         18

10.      Information concerning Decorator                                                                 21


11.      Interests of directors and officers; transactions and arrangements concerning the options        22

12.      Status of options acquired by us in the offer; accounting consequences of the offer              22

13.      Legal matters; regulatory approvals                                                              22

14.      Material U.S. Federal Income Tax Consequences                                                    23

15.      Extension of offer; termination; amendment                                                       25

16.      Fees and expenses                                                                                26

17.      Additional information                                                                           26

18.      Summary Financial Information                                                                    27

19.      Miscellaneous                                                                                    28

SCHEDULE A    Information Concerning the Directors and Executive Officers of Decorator
Industries,  Inc                                                                                         A-1

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying letter from William A. Bassett dated February 22, 2002 (the "Bassett letter"), the Election Form and the Notice to Withdraw from the Offer because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the Bassett letter, the Election Form and the Notice to Withdraw from the Offer. We have included page references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

What securities is Decorator offering to exchange?

     For eligible employees we are offering to exchange outstanding, unexercised options to purchase shares of common stock of Decorator with an exercise price greater than or equal to $7.00 per share which are held by eligible employees and issued under the Decorator Industries, Inc. 1995 Incentive Stock Option Plan, as such plan may be amended from time to time (the "1995 Plan").

Who is eligible to participate?

     You may participate in the offer if you are an otherwise eligible employee of Decorator as of the date the offer commences and through the Cancellation Date, and are not subject to the tax laws in any other country.

     Members of our Board of Directors and our executive officers are listed on Schedule A to this Offer to Exchange. Other than William A. Bassett, who is also an executive officer, members of our Board of Directors are not eligible to participate.

     In order to receive a new option, you must remain an eligible employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If we do not extend the offer period beyond March 22, 2002, the new options will be granted no earlier than September 24, 2002 and no later than December 31, 2002. (Page 11)

Why is Decorator making the offer?

     We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 12)

What are the conditions to the offer?

     The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. However, partial tenders will not be accepted. Eligible employees that desire to participate in the offer must tender all existing unexercised options with an exercise price greater than or equal to $7.00 per share. The conditions to the offer are described in
Section 7 of this Offer to Exchange. (Page 16)

Are there any eligibility requirements that I must satisfy after the expiration date of the offer to receive the new options?

     If you are an employee, in order to receive a grant of new options through the offer and under the terms of the 1995 Plan, you must continue to be employed by Decorator as of the date the new options are granted.


     As discussed below, subject to the terms of this offer, we will not grant the new options until on or after the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an eligible employee of Decorator through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 11)

How many new options will I receive in exchange for my tendered options?


     In keeping with our normal compensation practices, option grants are awarded to employees based on a number of factors, including, but not limited to, title, tenure and job performance. Accordingly, the actual number of shares for which each new option will be exercisable have been determined with respect to each employee individually.

When will I receive my new options?

     We will not grant the new options until on or after the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board Of Directors will select the actual grant date for the new options. If we cancel tendered options on March 23, 2002, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will be granted no earlier than September 24, 2002 and no later than December 31, 2002. However, if we extend the offer, the new options will be granted on a later date. In addition, the grant date for the new option may be extended to a date that is later than six months and one day after the date of cancellation of the old options in the event that we determine in our sole discretion that market circumstances warrant such an extension. You must be an eligible employee on the date we are granting the new options in order to be eligible to receive them. (Page 11)

Why can't I receive my new options immediately after the expiration date of the offer?

     If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

     No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We will defer until the grant date of your new options any grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Page 15)

Will I be required to give up all my rights to the cancelled options?

     Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 15)

What will the exercise price of the new options be?

     For eligible employees, the exercise price per share of the new options will be 100% of the fair market value of Decorator common stock, as determined by the closing price reported by the AMEX on the date of grant of the new options.

     Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or after the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 17)

What happens if the fair market value of Decorator common stock on the date of grant of the new options is higher than the exercise price of the cancelled options?

     THERE IS A RISK THAT THE FAIR MARKET VALUE OF OUR COMMON STOCK ON THE DATE OF GRANT OF THE NEW OPTIONS WILL BE HIGHER THAN THE EXERCISE PRICE OF THE CANCELLED OPTIONS. IN THAT EVENT, THE NEW OPTIONS YOU WILL BE GRANTED IN EXCHANGE FOR THE CANCELLED OPTIONS WILL HAVE A HIGHER EXERCISE PRICE THAN THE OLD OPTIONS YOU WILL HAVE HAD CANCELLED.

When will the new options vest?

        Each new option granted will vest as follows:

          o sixty percent (60%) will be fully vested on the date of grant of the new options;

          o an additional twenty percent (20%) will be fully vested on the first anniversary of the date of grant of the new options; and

          o the remaining twenty percent (20%) will be fully vested on the second anniversary of the date of grant of the new options.

What if Decorator enters into a merger or other similar transaction?

     It is possible that, prior to the grant of new options, we might effect or enter into an agreement for a merger or other similar transaction. The Promise to Grant Stock Option(s) that we will give you in connection with the exchange of the cancelled options is a binding commitment, and any successor to our company will honor that commitment, although you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

     You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Optionholders who do not tender in their old options in connection with this exchange offer will have their outstanding options treated in accordance with the terms under which they are granted, and if their options are assumed by the successor to our company in an acquisition, those options would be priced in accordance with the terms of the acquisition transaction. This could potentially result in a greater financial benefit for those optionholders who elected not to participate in this exchange offer if the terms of the acquisition transaction result in a more favorable exercise price for the assumed options which were not tendered.

     PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, THAT COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE GRANT OF NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. TERMINATION FOR THIS, OR ANY OTHER, REASON BEFORE THE REPLACEMENT OPTION IS GRANTED MEANS THAT YOU WILL NOT RECEIVE THE REPLACEMENT OPTION, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.


     Please note that although the Company has no present intention of entering into a merger or similar transaction, it is our general policy not to comment on market rumors or innuendo regarding strategic corporate transactions.


Are there circumstances where I would not be granted new options?

     Possibly. Although we are not currently aware of any prohibitions under applicable law, it is possible that, even if we accept your tendered options, we will not grant new options to you if we are prohibited in the near future by applicable law or regulations from doing so. Such a prohibition could result from changes in the Securities and Exchange Commission rules, regulations or policies, AMEX listing requirements, or accounting rules. We will use reasonable efforts to avoid or remedy any such prohibitions, but if it is applicable throughout the period after the date that is at least six months and one day after we cancel the options accepted for exchange (the period after the date we intend to grant the new options), you will not be granted a new option. We do not anticipate any such prohibitions. (Page 23)

     Also, if you are no longer an eligible employee on the date we grant new options, you will not receive any new options. (Page 20)

If I choose to tender an option which is eligible for exchange, do I have to tender all the shares in that option?

     Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, if you elect to participate in the offer, you must tender all of your outstanding unexercised options with an exercise price greater than or equal to $7.00 per share. For example, if you hold an option to purchase 1,000 shares at $7.00 per share, 700 of which you have already exercised, and an option to purchase 1,000 shares at an exercise price of $8.00 per share, you must tender either:

          o    none of your options, or

          o all options with respect to the 300 remaining unexercised shares under the first option grant, and

          o all options with respect to all 1,000 shares under the second option grant.

     You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second option grant. (Page 11)

What happens if I choose not to tender my options or they are not accepted for exchange?

     If you choose not to tender options for exchange or we do not accept your options for exchange they will remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

     You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.

     However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. However, a successful assertion by the IRS of this position could extend an incentive stock options' holding period to qualify for favorable tax treatment, by re-starting it as of the date we commence this offer to exchange options. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

Will I have to pay taxes if I exchange my options in the offer?

     If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes. Further, at the grant date of the new options you should not be required under current law to recognize income for U.S. federal income tax purposes.

     We recommend that you consult with your own tax advisor to determine the tax consequences of the offer. In addition, we strongly urge you to read Section 14 of the Offer to Exchange for a discussion of tax consequences which may apply to you as a result of participation in this offer. (Pages 23-24)

If my current options are incentive stock options, will my new options be incentive stock options?

     If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the optionholder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 15)

If my current options are nonstatutory stock options, will my new options be incentive stock options or nonstatutory stock options?

     If your current options are nonstatutory stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the optionholder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option.


When will my new options expire?

     Your new options will expire in accordance with the terms of the 1995 Plan on the earlier of:

          o    ten (10) years from the grant date of the new options; or

          o    upon termination of your employment with Decorator. (Page 18)

When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

     The offer expires on March 22, 2002, at 9:00 p.m., Eastern Standard Time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration of the offer period. (Page 25)

How do I tender my options?

     If you decide to tender your options, you must deliver, before 9:00 p.m., Eastern Standard Time, on March 22, 2002 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other schedules required by the Election Form via facsimile (fax #
(954) 436-1778), courier, express mail or hand delivery to Michael K. Solomon, Vice President and Treasurer at Decorator Industries, Inc., 10011 Pines Blvd., Pembroke Pines, Florida 33024. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 13)

During what period of time may I withdraw previously tendered options?

     You may withdraw your tendered options, and reject our offer, at any time before the offer expires at 9:00 p.m., Eastern Standard Time, on March 22, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we presently intend to accept and cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and cancelled your tendered options by April 19, 2002, you may withdraw your tendered options at any time after April 19, 2002. To withdraw tendered options, you must deliver to us via facsimile (fax # (954) 436-1778), courier, express mail or hand delivery to Michael K. Solomon, Vice President and Treasurer at Decorator Industries, Inc., 10011 Pines Blvd., Pembroke Pines, Florida 33024, a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 14)

     Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the offer. If you do not wish to withdraw all your tendered options from the Offer, you should not submit a Notice to Withdraw from the Offer. Please read the following question and answer regarding a change in election.

Can I change my election regarding particular options I tendered?

     You must elect to tender all your old option grants with an exercise price greater than or equal to $7.00 per share in order to receive new options. No partial tenders will be accepted. You may change your mind about tendering your old options for exchange at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may change your election regarding all, but not less than all, option grants you tendered at any time until the extended expiration of the Offer. To change your election you must complete a Notice to Withdraw in accordance with the instructions set forth therein.

What do Decorator and the Board of Directors think of the offer?

     Although our Board of Directors has approved Decorator's decision to make the offer, neither Decorator nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

Whom can I talk to if I have questions about the offer?

    For additional information or assistance, you should contact:
    Michael K. Solomon, Vice President, Treasurer and Chief Financial Officer Decorator Industries, Inc.
    10011 Pines Boulevard
    Pembroke Pines, FL  33024
    Phone: (954) 436-8909

                                  CERTAIN RISKS
                          OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described below. This list highlights the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the section in this Offer to Exchange discussing U.S. federal income tax consequences as well as the rest of this Offer to Exchange, along with the letter from William A. Bassett dated February 22, 2002, the Election Form, and the Notice to Withdraw from the Offer, for a fuller discussion of the risks which may apply to you before deciding to participate in the exchange offer.


                                 ECONOMIC RISKS

     Participation in the offer will make you ineligible to receive any option grants until September 24, 2002 at the earliest.

     Employees are generally eligible to receive option grants at any time that the Board of Directors or Stock Option Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until September 24, 2002 at the earliest. In addition, the grant date for the new options may be extended to a date that is later than six months and one day after the date of cancellation of the old options in the event that we determine in our sole discretion that market circumstances warrant such an extension.

If the stock price increases after the date your tendered options are cancelled, your cancelled options could be worth more than the replacement options that you received in exchange for them.

     For example, if you cancel options with a $7.00 exercise price, and Decorator's stock appreciates to $10.00 when the replacement grants are made, your replacement option will have a higher exercise price than the cancelled option.

If you elect to exchange any options, you will receive less shares under the new options than you had under the cancelled options.

     In keeping with our normal compensation practices, option grants are awarded to employees based on a number of factors, including, but not limited to, title, tenure and job performance. Accordingly, the actual number of shares for which each new option will be exercisable have been determined with respect to each employee individually.

If your employment terminates prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

     Once your option is cancelled, it has been eliminated completely. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

If your employment terminates as part of a reduction-in-force prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

     Decorator's revenues are dependent on the health of the economy and the growth of its customers and potential future customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, Decorator may experience a material adverse impact on its business, operating results, and financial condition and may undertake various measures to reduce its expenses including, but not limited to, a reduction-in-force of certain of its employees. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor the replacement option.

If your employment terminates as a result of an acquisition or merger of Decorator prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

     If Decorator is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this, or any other, reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled. Please note that although the Company has no present intention of entering into a merger or similar transaction, it is our general policy not to comment on market rumors or innuendo regarding strategic corporate transactions.

                                TAX-RELATED RISKS

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options. However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend an incentive stock option's holding period to qualify for favorable tax treatment, by re-starting it as of the date we commence this offer to exchange options. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

     We strongly recommend that you consult with your personal tax advisor prior to participating in the option exchange program.

                             BUSINESS-RELATED RISKS

     For a description of risks related to Decorator's business, please see
Section 19 of this Offer to Exchange.

                                  INTRODUCTION

     Decorator Industries, Inc. ("Decorator") is offering to exchange certain outstanding, unexercised options to purchase shares of common stock of Decorator with an exercise price greater than or equal to $7.00 per share issued under the Decorator Industries, Inc. 1995 Incentive Stock Option Plan, as such plan may be amended from time to time (the "1995 Plan") which are held by eligible employees for new options we will grant under the 1995 Plan.

     An "eligible employee" refers to an otherwise eligible employee of Decorator Industries, Inc. who is an employee as of the date the offer commences and through the Cancellation Date.

     Members of our Board of Directors, executive officers and other officers are listed on Schedule A to this Offer to Exchange. Members of our Board of Directors other than William A. Bassett who is also an executive officer are not eligible to participate in the exchange offer. We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related letter from William A. Bassett dated February 22, 2002 (the "Bassett letter"), the Election Form and the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer" or "program").

     In keeping with our normal compensation practices, option grants are awarded to employees based on a number of factors, including, but not limited to, title, tenure, salary grade and job performance. Accordingly, the actual number of shares for which each new option will be exercisable have been determined with respect to each employee individually.

     Subject to the terms and conditions of this offer, we will grant the new options no earlier than the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options is expected to be no earlier than September 24, 2002 but not later than December 31, 2002, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. Moreover, the grant date for the new options may be extended to a date that is later than six months and one day after the date of cancellation of the old options in the event that we determine in our sole discretion that market circumstances warrant such an extension. If you elect to participate in the offer, you must tender all of your outstanding unexercised options with an exercise price greater than or equal to $7.00 per share. No partial tenders will be accepted. All tendered options accepted by us through the offer will be cancelled on the business day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date").

     The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

     If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1995 Plan, which will be subject to the terms and conditions of the 1995 Plan.

     For eligible employees, the exercise price per share of the new options will be 100% of the fair market value of Decorator common stock, as determined by the closing price reported on the AMEX on the date of grant of the new options.

        Each new option granted will vest as follows:

          o sixty percent (60%) will be fully vested on the date of grant of the new options;

          o an additional twenty percent (20%) will be fully vested on the first anniversary of the date of grant of the new options; and

          o the remaining twenty percent (20%) will be fully vested on the second anniversary of the date of grant of the new options.

     As of February 22, 2002, options to purchase 502,386 of our shares were issued and outstanding, of which options to purchase approximately 232,812 of our shares, constituting approximately 46.3%, were held by eligible employees.

                                    THE OFFER

     1. Eligibility.

     Eligible employees may participate in this offer. An "eligible employee" refers to any employee as of the date the offer commences and through the Cancellation Date.

     Members of our Board of Directors, executive officers and other officers are listed on Schedule A to this Offer to Exchange. Other than William A. Bassett, who is also an executive officer, members of our Board of Directors are not eligible to participate.

     In order to receive a new option, you must continue to be an eligible employee as of the date the new options are granted, which will be no earlier than six months and one day after the Cancellation Date. If Decorator does not extend the offer period, we expect to grant the new options no earlier than September 24, 2002 and no later than December 31, 2002. However, the grant date for the new options may be extended to a date that is later than six months and one day after the date of cancellation of the old options in the event that we determine in our sole discretion that market circumstances warrant such an extension.

     Every eligible outstanding, unexercised option granted at an exercise price greater than or equal to $7.00 per share pursuant to the Decorator Industries, Inc. 1995 Incentive Stock Option Plan, as such plan may be amended from time to time (the "1995 Plan"), may be tendered for exchange. If you elect to participate in the offers you must tender all of your outstanding unexercised options with an exercise price greater than or equal to $7.00 per share. No partial tenders will be accepted.

     2. Number of options; expiration date.

     Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options with an exercise price greater than or equal to $7.00 per share granted pursuant to the 1995 Plan held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of option grants. Therefore, if you elect to participate in the offers you must tender all of your outstanding unexercised options with an exercise price greater than or equal to $7.00 per share. No partial tenders will be accepted.

     If your eligible options are properly tendered and accepted for exchange, these options will be cancelled and, subject to the terms of this offer, you will be entitled to receive new options to purchase shares of common stock in exchange for share subject to the options tendered by you and accepted for exchange. In keeping with our normal compensation practices, option grants are awarded to employees based on a number of factors, including, but not limited to, title, tenure, and job performance. Accordingly, the actual number of shares for which each new option will be exercisable have been determined with respect to each employee individually. All new options will be subject to the terms of our 1995 Plan, and to a new option agreement between you and us.

     If, for any reason, you do not remain an eligible employee of Decorator through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

     The term "expiration date" means 9:00 p.m., Eastern Standard Time, on March 22, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

          o we increase or decrease the amount of consideration offered for the options,

          o we decrease the number of options eligible to be tendered in the offer, or

          o we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     We will also notify you of any other material change in the information contained in this Offer to Exchange.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

     3. Purpose of the offer.

     We issued the options outstanding to:

          o provide our eligible employees with additional incentives and to promote the success of our business, and

          o encourage our eligible employees to continue their employment with us.

     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Decorator. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives and thereby maximize stockholder value. It should be noted, however, that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons. The exercise price per share of the new options will be 100% of the fair market value of Decorator common stock, as determined by the closing price reported on the AMEX on the date of grant of the new options.

     Of course, it is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option(s) which we will give you is a binding commitment, and any successor to our company will honor that commitment, although you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In such a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date. Please note that although the Company has no present intention of entering into a merger or similar transaction, it is our general policy not to comment on market rumors or innuendo regarding strategic corporate transactions.

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange, the Bassett letter, the Election Form, and the Notice to Withdraw from the Offer and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

     4. Procedures for tendering options.

          Proper Tender of Options.

     To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (954) 436-1778), courier, express mail or hand delivery to Michael K. Solomon, Vice President and Treasurer at Decorator Industries, Inc., 10011 Pines Blvd., Pembroke Pines, Florida 33024, along with any other required documents. Michael K. Solomon, Vice President and Treasurer must receive all of the required documents before the expiration date. The expiration date is 9:00 p.m. Eastern Standard Time on March 22, 2002, unless we extend the offer period.

     The delivery of all documents, including Election Forms and any Notice to Withdraw from the Offer and any other required schedules, is at your risk.

          Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.


     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions with respect to all participants of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.


          Our Acceptance Constitutes an Agreement.

     Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of the options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

     Subject to our right to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

     5. Withdrawal Rights.

     You may only withdraw your tendered options in accordance with the provisions of this Section.

     You may withdraw your tendered options at any time before 9:00 p.m., Eastern Standard Time, on March 22, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. We expect to accept and cancel all properly tendered options promptly after the expiration of the offer. However, if we have not accepted and cancelled your tendered options for exchange by 9:00 p.m., Eastern Standard Time, on April 19, 2002, you may withdraw your tendered options at any time after April 19, 2002.

     To validly withdraw tendered options, you must deliver via facsimile (fax #
(954) 436-1778), courier, express mail or hand delivery to Michael K. Solomon, Vice President and Treasurer at Decorator Industries, Inc., 10011 Pines Blvd., Pembroke Park, Florida 33024, in accordance with the procedures listed in
Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

     Except as described in the following sentence, the Notice to Withdraw from the Offer must be executed by the optionholder who tendered the options to be withdrawn exactly as the optionholder's name appears on the option agreement or agreements evidencing such options. If the optionholder's name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

     Neither we nor any other person are obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer. Our determination of these matters will be final and binding.

     6. Acceptance of options for exchange and issuance of new options.

     Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and will cancel those options that are properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be March 23, 2002, and you will be granted new options no earlier than the first business day that is at least six months and one day after the date we cancel the options accepted for exchange.

     Regardless of whether your tendered options are incentive stock options or nonstatutory stock options, your newly-granted options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under U.S. tax laws on the date of the grant. For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the optionholder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by March 22, 2002 (the scheduled expiration date of the offer) and are accepted for exchange and cancelled on March 23, 2002 you will be granted new incentive stock options to the maximum extent possible, and nonstatutory stock options if required, no earlier than September 24, 2002 and no later than December 31, 2002, unless this offer is extended.

     If we accept and cancel options properly tendered for exchange after March 22, 2002, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than September 24, 2002 and no later than December 31, 2002, provided that you remain an eligible employee on the date on which the grant is to be made.

     If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus, or promotional options, for which you may be eligible before the new option grant date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to such interim option grants as a result of the offer.

     Of course, it is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction, in which case you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. Please note that although the Company has no present intention of entering into a merger or similar transaction, it is our general policy not to comment on market rumors or innuendo regarding strategic corporate transactions.

     In keeping with our normal compensation practices, option grants are awarded to employees based on a number of factors, including, but not limited to, title, tenure and job performance. Accordingly, the actual number of shares for which each new option will be exercisable have been determined with respect to each employee individually. If, for any reason, you are not an employee of Decorator through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

     We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, eligible employees that desire to participate in the offer must tender all, but not less than all, existing unexercised options with an exercise price greater than or equal to $7.00 per share.

     Within two (2) business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, Decorator intends to e-mail, mail or fax a Confirmation of Receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted your options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to Michael K. Solomon, or to the optionholders generally of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be March 23, 2002.

     7. Conditions to the offer.

     Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after February 22, 2002, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

          o there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Decorator;

          o there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Decorator, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:


               (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

               (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

               (3) materially impair the contemplated benefits of the offer to Decorator; or

               (4) materially and adversely affect Decorator's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Decorator;

          o there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

          o a tender or exchange offer for some or all of our shares, or a merger of or acquisition proposal for Decorator, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or


          o any change or changes shall that may materially impair the contemplated benefits of the offer to Decorator.


     The conditions to the offer are for Decorator's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

     8. Price range of shares underlying the options.

     The shares underlying your options are currently traded on the AMEX under the symbol "DII". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on the AMEX, as adjusted for stock dividends and stock splits.

                                                           High          Low
                                                           ----          ---

Fiscal Year 2002 (through February 20, 2002)
   First Quarter                                        $   5.30     $   3.86

Fiscal Year 2001
   First Quarter                                            3.25         2.15
   Second Quarter                                           3.00         2.30
   Third Quarter                                            3.65         2.90
   Fourth Quarter                                           4.60         2.96

Fiscal Year 2000
   First Quarter                                            5.38         4.44
   Second Quarter                                           5.13         4.56
   Third Quarter                                            4.75         3.38
   Fourth Quarter                                           4.25         2.50

     As of February 20, 2002, the closing price of our common stock, as reported on the AMEX, was $5.00 per share.

     We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

     9. Source and amount of consideration; terms of new options.

          Consideration.

     We will issue new options to purchase shares of common stock under our 1995 Plan in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. In keeping with our normal compensation practices, option grants are awarded to employees based on a number of factors, including, but not limited to, title, tenure, salary grade and job performance. Accordingly, the actual number of shares for which each new option will be exercisable have been determined with respect to each employee individually. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a maximum of approximately 199,750 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 7.1% of the total shares of our common stock outstanding as of February 20, 2002.

          Terms of New Options.

     The new options will be granted under our 1995 Plan. A new option agreement will be entered into between Decorator and each optionholder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially or adversely affect the rights of optionholders.

     Please read "U.S. Federal Income Tax Consequences" later in this section, as well as Section 14 for a discussion of the potential tax consequences for United States employees. In addition, you should note that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the cancelled options. The following description summarizes the material terms of the 1995 Plan and the options granted under the 1995 Plan.

     The maximum number of shares of Decorator's common stock which may be issued over the term of the 1995 Plan may not exceed 520,830 shares. Our 1995 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

          Administration.

     The 1995 Plan is administered by the Stock Option Committee of the Board of Directors (the "Administrator"). The Administrator is composed of two or more directors of the Company appointed by the Board. The Administrator is authorized, in its discretion but within the parameters set forth in the 1995 Plan, to recommend to the Board those officers and employees who shall receive awards, the number of shares to be optioned and the time or times when awards shall be made. The Administrator is also authorized to interpret the terms and provisions of the awards. The Administrator's interpretations of the awards are final and conclusive as to all interested parties. The Administrator has general authority to interpret the 1995 Plan and to establish rules and regulations for its administration, subject to the power of the Board to rescind or overrule any action taken by the Administrator. As of the date of this Prospectus, the members of the Administrator were Joseph N. Ellis (Chairman) and Jerome B. Lieber. It is expected that Ellen Downey will be appointed as an additional member of the Administrator in the near future. The Administrator serves at the pleasure of the Board.

          Term.

     The term of the options are determined by the Administrator and evidenced in each individual option agreement. Options granted prior to February 22, 2002 generally have a maximum term of ten (10) years from the date of grant. New options granted after February 22, 2002 pursuant to this exchange offer generally will also have a maximum term of ten (10) years from the date of grant.

          Termination.

     The effect of your termination of employee status on your new options will be determined in accordance with your new option agreement. In the event your employment is terminated for any reason (other than death or disability) after you shall have been continuously employed by the Company for at least one year after the granting of the option, the option may be exercised within 90 days after such termination, but only to the extent the option was exercisable at the date of such termination. In the event that the termination of your employment is by reason of death, or if you die within 90 days following termination of employment, your executors, administrators, legatees or distributees of your estate, generally may exercise any option held by you at the date of your death, to the extent that it was exercisable at the time of death, within twelve (12) months after the date of death. In the event that the termination of your employment is by reason of disability, or if you become disabled within 90 days following termination of employment, the Board may extend the time within which you or your legal representative may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination.

     The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1995 Plan. In addition, your option may terminate, together with our stock option plan and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

          Exercise Price.

     The Administrator determines the exercise price at the time the option is granted. The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of Decorator's common stock reported on the AMEX on the date of grant.

          Vesting and Exercise.

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. Unless the stock option agreement otherwise provides, options are exercisable in whole or at any time or in part from time to time prior to expiration. The terms of vesting are determined by the Administrator. Options granted by us pursuant to the 1995 Plan generally vest in annual increments of 20%, commencing on the date of grant, or in some cases, on the first anniversary of the date of grant, provided the employee remains continuously employed by Decorator.

     Each new option granted in the exchange offer will vest as follows:

          o sixty percent (60%) will be fully vested on the date of grant of the new options;

          o an additional twenty percent (20%) will be fully vested on the first anniversary of the date of grant of the new options; and

          o the remaining twenty percent (20%) will be fully vested on the second anniversary of the date of grant of the new options.

         Payment of Exercise Price.

     Stock options may be exercised by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise must be accompanied by payment in full of the exercise price in cash or by check or by delivering to the Company shares of common stock having a fair market value equal to the required purchase price.

     The Board, on the recommendation of the Administrator, may accept surrender of the right to exercise an option in whole or in part and authorize a payment in consideration therefor of an amount equal to the excess of the fair market value of the shares over the option exercise price, such payment to be in shares of common stock valued at their fair market value on the date of surrender of the option, or in cash, or partly common stock shares and partly in cash.

          Adjustments Upon Certain Events.

     In the event there is a sale of all or substantially all of our assets or a merger in which Decorator is not the surviving entity that occurs before new options are granted pursuant to this offer, the surviving entity will honor any Promises to Grant Stock Option(s), provided that you might receive options to purchase shares of a successor to Decorator rather than an option to purchase shares of Decorator as part of the terms of a proposed merger. In such a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options would likely be equal to the fair market value of that company's stock on the date of grant, which would remain no earlier than six months and one day after the Cancellation Date.

     In the event that we are acquired by merger or asset sale after the new options have been granted, the 1995 Plan provides that the holder of any then outstanding option shall be entitled to receive, upon exercise of the unexercised portion of the option, the same number and kind of shares, securities or other property (including cash) as such holder would have received had he or she exercised the unexercised portion of the option immediately prior to such merger, consolidation or reorganization. Notwithstanding the foregoing, any such holder may agree to the assumption of his or her option by a successor to the Company, or the substitution of a stock option of a successor to the Company for his or her option.

          Termination of Employment.

     If, for any reason, you are not an eligible employee of Decorator from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

          Transferability of Options.

     New options generally may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

          Registration of Option Shares.

     520,830 shares of common stock issuable upon exercise of options under our 1995 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

          Conditions to delivery of shares.

     Decorator will not be obligated to deliver any shares upon the exercise of an option unless and until, in the opinion of the Decorator's counsel, all applicable federal, state and other laws and regulations have been complied with. No delivery will be made unless and until the shares to be delivered have been listed or authorized for listing upon official notice of issuance on such exchange. Nor will delivery be made until all other legal matters in connection with the issuance and delivery of shares have been approved by Decorator's counsel. In this regard, and without limiting the generality of the foregoing, Decorator may require from you or your legal representative such investment representation or such agreement, if any, as counsel for Decorator may consider necessary in order to comply with the Securities Act of 1933, as amended, the securities laws of any state and the regulations thereunder, certificates evidencing the shares may be required to bear a restrictive legend, a stop transfer order may be placed with the transfer agent, and there may be restrictions as to the number of shares that can be resold during a given period of time and the manner of sale. You or your legal representatives must take any action reasonably requested by Decorator in order to effect compliance with all applicable securities laws and regulations and any listing requirements.

          U.S. Federal Income Tax Consequences.

     You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

     Our statements in this Offer to Exchange concerning our 1995 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of 1995 Plan and the forms of option agreements under the 1995 Plan. Please contact Michael K. Solomon, Vice President and Treasurer, at Decorator Industries, Inc., 10011 Pines Blvd., Pembroke Pines, Florida 33024 (telephone: (954) 436-8909), to receive a copy of the 1995 Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

     10. Information concerning Decorator.

     Our principal executive offices are located at 10011 Pines Blvd., Pembroke Pines, Florida 33024, and our telephone number is (954) 436-8909.

     Decorator is engaged in the design, manufacture and sale of window coverings, bedspreads and complementary products. These products are sold to original equipment manufacturers of recreational vehicles and manufactured housing and to the hospitality industry (motels/hotels) either through distributors or directly to the customers.

     Decorator has one industry segment and one class of products. The business in which Decorator is engaged is very competitive, and Decorator competes with manufacturers located through the country. However, no reliable information is available to enable Decorator to determine its relative position among its competitors. The principal methods of competition are price, design and service.

     The financial information included in our annual report on Form 10-K for the fiscal year ended December 30, 2000 and in our quarterly reports on Form 10-Q for the quarterly periods ending March 31, 2001, June 30, 2001 and September 29, 2001, respectively, is incorporated herein by reference. See "Summary Financial Information" in Section 18 for certain financial information about us. See "Additional Information" in Section 17 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     11. Interests of directors and officers; transactions and arrangements concerning the options.

     A list of our directors, executive officers and other officers is attached to this Offer to Exchange as Schedule A. As of February 22, 2002, our executive officers, as a group beneficially owned options outstanding under the 1995 Plan to purchase a total of 145,414 of our shares, which represented 30.8% of the shares subject to all options outstanding under that plan as of that date.

     In the sixty (60) days prior to and including February 22, 2002, the executive officers and directors of Decorator had the following transaction(s) in Decorator shares:


     In December 2001, Decorator awarded an aggregate of 3,448 shares of Decorator common stock to Jerome B. Lieber, Ellen Downey, Thomas L. Dusthimer and Joseph N. Ellis under the Non-Employee Director Stock Compensation Plan.


     Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to February 22, 2002 by Decorator or, to our knowledge, by any executive officer, director or affiliate of Decorator.

     12. Status of options acquired by us in the offer; accounting consequences of the offer.

     Options we acquire through the offer which were originally granted under the 1995 Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1995 Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the AMEX or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

          o we will not grant any new options to participants in the exchange offer until a business day that is no earlier than six months and one day after the date that we accept and cancel options tendered for exchange, and

          o the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

     13. Legal matters; regulatory approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

     If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we presently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

     14. Material U.S. Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.

     Optionholders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We strongly advise all optionholders considering exchanging their options to meet with their own tax advisors with respect to the federal, state and local tax consequences of participating in the offer.

          Incentive Stock Options

     Under current law, an optionholder will not realize taxable income upon the grant of an incentive stock option under our 1995 Plan. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. However, an optionholder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an optionholder's death or disability, if an option is exercised more than three months after the optionholder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

     If an optionholder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

          o at least two years after the date the incentive stock option was granted, and

          o at least one year after the date the incentive stock option was exercised.

     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the optionholder at the time of the disposition.

     Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

     Unless an optionholder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder.

     Regardless of whether you tender incentive stock options or non-qualified stock options, if those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, the new options may exceed the limit for incentive stock options.

     Please note: the IRS may characterize this offer to exchange options as a "modification" of your current incentive stock options, even if you decline to participate in this exchange offer. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A successful assertion by the IRS of this position could extend an incentive stock options' holding period to qualify for favorable tax treatment, by re-starting it as of the date we commence this offer to exchange options. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

          Non-Qualified Stock Options.

     Under current law, an optionholder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an optionholder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements.

     Please note that if you tender nonstatutory stock options and those options are accepted for exchange, your new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. Please see the immediately preceding section entitled "Incentive Stock Options" for certain income tax information concerning incentive stock options.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

     15. Extension of offer; termination; amendment.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving oral or written notice of such extension to the optionholders or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to optionholders or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to PR Newswire.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

          o we increase or decrease the amount of consideration offered for the options;

          o we decrease the number of options eligible to be tendered in the offer; or

          o we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 15, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Standard Time.

     16. Fees and expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

     17. Additional information.

     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

          1. Decorator's annual report on Form 10-K for our fiscal year ended December 30, 2000, filed with the SEC on March 30, 2001;

          2. Decorator's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 29, 2001, filed with the SEC on May 14, 2001, August 13, 2001 and November 13, 2001, respectively;


          3. Decorator's Proxy Statement pursuant to Section 14(g) with the Securities Exchange Act of 1934 filed with the SEC on May 17, 2001; and


          4. Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this offer to exchange and before the termination of this offer. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

             450 Fifth Street, N.W.               500 West Madison Street
                    Room 1024                            Suite 1400
             Washington, D.C. 20549               Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the AMEX under the symbol "DII" and our SEC filings can be read at the following AMEX address:

                          American Stock Exchange LLC
                                86 Trinity Place
                               New York, NY 10006

     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Decorator Industries, Inc., 10011 Pines Blvd., Pembroke Pines, Florida 33024, or contacting us at (954) 436-8909.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Decorator should be read together with the information contained in the documents to which we have referred you.

     18. Summary Financial Information.

     The following selected consolidated financial data should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Company's Annual Report on Form 10-K for its fiscal year ended December 30, 2000, and with the unaudited condensed consolidated financial statements and related notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 29, 2001, respectively, which are incorporated herein by reference.

     The following selected consolidated financial data reflects consolidated statement of operations data for the years ended January 1, 2000 and December 30, 2000, and consolidated balance sheet data at January 1, 2000 and December 30, 2000. The data in the columns entitled, "1999 Decorator Previously Reported" and "2000 Decorator Previously Reported," are derived from, and is qualified by reference to, the audited consolidated financial statements in the Company's Annual Report on Form 10-K for its fiscal year ended December 30, 2000, which is incorporated herein by reference.

                                   SELECTED CONSOLIDATED FINANCIAL DATA
-----------------------------------------------------------------------------------------------------------

  (in thousands, except per share         1999 Decorator Previously          2000 Decorator Previously
               data)                              Reported                           Reported
------------------------------------- ---------------------------------- ----------------------------------

Operating Data:
------------------------------------- ---------------------------------- ----------------------------------

  Net Revenues                        $           49,206,018             $         42,609,584
------------------------------------- ---------------------------------- ----------------------------------

Costs and expenses:
------------------------------------- ---------------------------------- ----------------------------------

Cost of net revenues                              38,055,987                       33,906,006
------------------------------------- ---------------------------------- ----------------------------------

Sales and marketing General and                    6,762,698                        6,987,203
administrative
------------------------------------- ---------------------------------- ----------------------------------

Operating income                                   4,387,333                        1,716,375
------------------------------------- ---------------------------------- ----------------------------------

Interest, net and other income                        50,183                           55,899
------------------------------------- ---------------------------------- ----------------------------------

Other investment adjustment                          (70,098)                        (114,162)
------------------------------------- ---------------------------------- ----------------------------------

Income before taxes                                4,367,418                        1,658,112
------------------------------------- ---------------------------------- ----------------------------------

Taxes                                              1,650,000                          621,000
------------------------------------- ---------------------------------- ----------------------------------

Income from continuing Operations                  2,717,418                        1,037,112
------------------------------------- ---------------------------------- ----------------------------------

Loss from Discontinued Operations                   (165,140)                        (903,914)
------------------------------------- ---------------------------------- ----------------------------------

Net income                                         2,552,278                          133,198
------------------------------------- ---------------------------------- ----------------------------------

Basic net income per share                               .76                              .04
------------------------------------- ---------------------------------- ----------------------------------

Diluted net income per share                             .73                              .04
------------------------------------- ---------------------------------- ----------------------------------

Weighted average shares outstanding                3,378,721                        3,041,364
for basic net income per share
------------------------------------- ---------------------------------- ----------------------------------

Weighted average shares outstanding                3,517,681                        3,077,260
for diluted net income per share
------------------------------------- ---------------------------------- ----------------------------------



-----------------------------------------------------------------------------------------------------------

  (in thousands, except per share         1999 Decorator Previously          2000 Decorator Previously
               data)                              Reported                           Reported
------------------------------------- ---------------------------------- ----------------------------------

Consolidated Balance Sheet Data:
------------------------------------- ---------------------------------- ----------------------------------

Total current assets                              11,777,241                        9,952,869
------------------------------------- ---------------------------------- ----------------------------------

Total noncurrent assets                            9,888,282                        8,902,518
------------------------------------- ---------------------------------- ----------------------------------

Total assets                                      21,665,523                       18,855,387
------------------------------------- ---------------------------------- ----------------------------------

Total current liabilities                          5,130,385                        4,798,222
------------------------------------- ---------------------------------- ----------------------------------

Long-term liabilities                              1,814,169                        1,709,686
------------------------------------- ---------------------------------- ----------------------------------

Deferred Taxes                                       356,000                          368,000
------------------------------------- ---------------------------------- ----------------------------------

Total liabilities                                  7,300,554                        6,875,908
------------------------------------- ---------------------------------- ----------------------------------

Total stockholders equity                         14,364,969                       11,979,479
------------------------------------- ---------------------------------- ----------------------------------

Total liabilities and stockholders'               21,665,523                       18,855,387
equity
------------------------------------- ---------------------------------- ----------------------------------

     Our earnings available for fixed charges of $1,660,476 were adequate to cover our fixed charges of $217,876 for the fiscal year ended December 30, 2000. Our earnings available for fixed charges of $4,337,150 were adequate to cover our fixed charges of $158,228 for the fiscal year ended January 1, 2000. Our book value per share was $4.43 as of February 22, 2002.

     19. Miscellaneous.

     This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Decorator or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our quarterly reports on Form 10-Q filed on May 14, 2001, August 13, 2001 and November 13, 2001, respectively, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

          o future operating results and future liquidity will be affected by the level of demand for recreational vehicles

          o manufactured housing and hotel/motel accommodations and may be affected by changes in economic conditions

          o    interest rate fluctuations

          o competitive products and pricing pressures within the Company's markets

          o Decorator's ability to contain its manufacturing costs and expenses

          o    other factors

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document, the letter from William A. Bassett dated February 22, 2002, the Election Form and the Notice to Withdraw from the Offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                  Decorator Industries, Inc. February 22, 2002


                          As Amended on March 13, 2002

                                   SCHEDULE A

                      INFORMATION CONCERNING THE DIRECTORS,
        EXECUTIVE OFFICERS AND CERTAIN OTHER OFFICERS OF DECORATOR, INC.

     The directors, executive officers and certain other officers of Decorator Industries, Inc. and their positions and offices as of February 22, 2002, are set forth in the following table:

            Name                                         Position and Offices Held
            ----                                         -------------------------

William A. Bassett              President , Director, Chief Executive Officer and Chairman of the Board

Michael K. Solomon              Vice President, Treasurer and Chief Financial Officer

William A. Johnson              Officer

Jerome B. Lieber                Secretary and Director

Joseph N. Ellis                 Director

Ellen Downey                    Director

Thomas L. Dusthimer             Director

     The address of each director and executive officer is: c/o Decorator Industries, Inc., 10011 Pines Blvd., Pembroke Pines, Florida 33024.

                                       A-1